CERTIFICATE OF AMENDMENT

     OF CERTIFICATE OF DESIGNATIONS, PREFERENCES,
AND RIGHTS

                          OF

          CLASS D REDEEMABLE PREFERRED STOCK

                          OF

        THE AEGIS CONSUMER FUNDING GROUP, INC.




                Pursuant to Section 151 of the General
               Corporation Law of the State of Delaware




          It is hereby certified that:

          1.   The name of the corporation is The Aegis
Consumer Funding Group, Inc. (the "Corporation").

          2. The Corporation has not issued any shares of its Class D Redeemable Preferred Stock.

          3. The board of directors of the Corporation has adopted the following resolution:

     RESOLVED, the Certificate of Designations, Preferences, and Rights of Class D Redeemable Preferred Stock of the
Corporation (the "Certificate of Designations") is hereby amended as follows:

          (i)       The rate referenced in the first sentence of
     Section 2(a) of the Certificate of Designations at which holders of the Class D Preferred Stock shall be entitled to preferential cash dividends shall be 12.7518%.

          (ii) The first paragraph of Section 3.1 of the Certificate of Designations shall be amended to state in its entirety as follows:

               3.1  Redemption at Option of Holder.  The
          holders of the Class D Preferred Stock or any of them may, at any time or from time to time, cause the Corporation to redeem any or all of the shares of Preferred Stock held by them (each date being set for redemption being referred to herein as a "Redemption Date"), at a price payable, at the Corporation's option, with (i) that number of shares of the common stock, par value $.01 per share (the "Common Stock"), of the Corporation equal to the number determined by dividing the aggregate Stated Value with respect to the shares of Class D Preferred Stock being redeemed by the Redemption Value (as defined below) or (ii) cash in an amount equal to the aggregate market price on the Calculation Date (as defined below) of the shares of Common Stock referenced in clause (i) above (the "Redemption Price"); provided, however, that if there shall be an insufficient number of authorized shares of Common Stock available for the Corporation to effect a redemption pursuant to clause (i) above, the Corporation may then redeem the shares of Preferred Stock by the payment of (x) that number of shares of Common Stock then available for issuance plus (y) shares of a series of convertible preferred stock (the "New Preferred Stock") to be designated by the Corporation's Board of Directors, that shall (I) as nearly as possible have the same rights and other attributes as the Common Stock into which such shares of New
          Preferred Stock are convertible pursuant to clause
          (II) below, and (II) be automatically convertible, upon amending the Corporation's certificate of incorporation to provide for sufficient authorization, into that number of shares of Common Stock which, when added to the number of shares of Common Stock being issued pursuant to clause (x) above, shall equal the number of shares that would have been issued upon redemption of such Class D Preferred Stock pursuant to clause (i) above. For purposes of the preceding sentence and Section 3.3 hereof, the market price of a share of Common Stock on any Calculation Date shall be the average closing sale price on the Nasdaq National Market of such a share during the 15 trading days ending on the third business day before the specified Redemption Date (the "Calculation Date"), and if such stock is not then traded on the Nasdaq National Market, then the average closing sale price during such period on the principal market on which such stock is traded, and if closing sale prices are not available, then the average of the closing bid and asked prices for such days. For purposes hereof, the Redemption Value for each share of Common
          Stock shall equal $1.26, subject to adjustment after the date (the "Closing Date") of the Indenture (the "Indenture") between Aegis Auto Finance, Inc.
          and Norwest Bank, N.A., as Trustee relating to $21,333,333 of 12% Exchangeable Subordinated
          Notes due 2004 of Aegis Auto Finance, Inc. as follows:

          (iii) Section 3.3 of the Certificate of Designations shall be amended to state in its entirety as follows:

               3.3  Redemption at Option of
          Corporation. The Corporation may, subject to applicable law, at any time, in whole or in part, on a pro-rata basis among the holders of Class D Preferred Stock in proportion to the number of shares of Class D Preferred Stock held by them, redeem the shares of Class D Preferred Stock from each holder thereof (each date set for redemption being referred to herein as a "Redemption Date") at a price per share of Class
          D Preferred Stock payable in cash equivalent to (i) the Stated Value plus (ii) all accrued and unpaid dividends (whether or not declared or due) to the Redemption Date fixed for the redemption of such shares of Class D Preferred Stock (the
          "Redemption Price"). In the case of any redemption of Class D Preferred Stock for cash at the Corporation's option in accordance with this
          Section 3.3, the Corporation shall deliver on the Redemption Date to the holder of shares of Class
          D Preferred Stock being redeemed, along with the Redemption Price thereof, warrants, in form substantially similar to the Warrants (as defined in the Indenture) and including provisions substantially similar to the provisions of the Indenture applicable to the Warrants, including without limitation, a provision that the warrants shall expire on April 30, 2004, and including anti-dilution provisions substantially similar to the provisions set forth in Sections 3.1 and 3.2 hereof, having an aggregate exercise price equal to the aggregate Stated Value of the Class D Preferred Stock being redeemed to purchase that number of shares of Common Stock which would have been issued had such shares of Class D Preferred Stock been redeemed pursuant to clause (i) of Section
          3.1. In the event the Corporation elects to redeem Class D Preferred Stock pursuant to this Section
          3.3 at a time when it is not held by a Purchaser
          (as such term is defined in the Note Purchase Agreement related to the Securities issued pursuant to the Indenture) or an Affiliate of such Purchaser, the Corporation may elect to pay the Redemption Price in shares of Common Stock having an aggregate market price equal to such Redemption Price, in which case no warrants shall be issued pursuant to the preceding sentence with respect to such redemption.

          4.   This amendment was duly adopted in
accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware. Resolutions authorizing said amendment were duly adopted by the directors of the Corporation by unanimous written consent on October 16, 1997.
          IN WITNESS WHEREOF, the undersigned has
executed this Certificate on this 16th day of October 1997.




                    THE AEGIS CONSUMER
FUNDING GROUP, INC.



                    By:

                         William Henle

                         Chief Operating Officer


Attest:



_________________________
Dina L. Penepent
Secretary